UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around February 17, 2023.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees and compensation expense associated with these activities in a period of inflation and rising wage scales in the markets where we operate;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: January 24, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through December 31, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

License-Based Products

1.	How are Data, Direct, and Advisor Workstation delivered to clients? Are they delivered via a web-based interface or on-premise?

We primarily deliver data to clients via data feeds (FTP) and APIs. We provide several client-facing applications that allow clients to create and customize their feeds. These are web-based and hosted in the cloud.

Direct is a Windows desktop application that is installed locally on users’ computers. The Direct desktop application connects over the internet to databases and application servers hosted primarily in Morningstar data centers, with some use of cloud (AWS) infrastructure. Over time, we expect the balance of back-end services to shift to the cloud. A large portion of Direct’s features and functionality, as well as, we expect, most future enhancements, will be delivered using modern web components and frameworks delivered within the legacy application. Direct’s Analytics Lab module, a data analytics platform introduced in 2022, is 100% web-based and hosted in AWS.

Advisor Workstation is an entirely web-based product that provides clients access to research, portfolio analytics, investment planning, and proposal generation workflows.

Sales Process

2.	How does the sales process work for finding new customers and ensuring existing customers renew for the license-based products?

Our sales and marketing teams follow a structured and well-defined approach to identify new sales opportunities. Our marketing team generates potential leads via digital demand generation activities, including research, email campaigns, and webinars, as well as field demand generation activities, which are in-person events such as the Morningstar Investment Conferences. In addition, our sales team engages with existing clients and prospects to showcase our strategy, innovations, products and solutions, and identify sales opportunities (driven, for example, by product enhancements or a regulatory change). They also field inbound requests and RFIs for additional products/services.

Once a sales lead is identified by our marketing team, a sales development representative contacts the potential client to obtain a better understanding of the client’s potential need, budget, and timeline. Sales leads identified by the sales team or qualified by a sales development representative, enter a multi-stage process that starts with determining client interest in a Morningstar solution and runs through final contract negotiation and closing.

The vast majority of the contracts for our license-based products include auto-renew provisions. Throughout the term of the agreement, the sales and marketing teams will attempt to sell additional products and services to the client. When it comes to the renewal, there is a dedicated renewal team that works with the client to renew the agreement. For Morningstar’s largest clients, the sales team is more heavily involved as they look to increase the size of the relationship.

Leveraged Commentary & Data

3.	What was the contribution from LCD to license-based revenues in Q322? As of Q3 2022, what is the AUM benchmarked to LCD indexes? What are the top three funds benchmarked to LCD indexes (by AUM)?

Total Leveraged Commentary & Data (LCD) revenue was $16.1 million in the third quarter of 2022. The vast majority of that amount is included in license-based revenue with the remainder in asset-based revenue.

There is one investable product that directly tracks a Morningstar (formerly S&P) loan index, Invesco Senior Loan ETF BKLN, which had total assets of $3.1 billion as of September 30, 2022. As of that date, open-end mutual funds and ETFs that use a Morningstar or Morningstar LSTA loan index as a primary prospectus benchmark, had roughly $75 billion in assets under management (including Invesco Senior Loan ETF). The top three funds by AUM were Fidelity Advisor Floating Rate High Income, Eaton Vance Floating-Rate Advantage, and Eaton Vance Floating Rate.

Capital Allocation

4.	Is there any minimum level of cash you must retain on the balance sheet for operational/day-to-day purposes?

While there is no minimum level of cash needed for operational purposes, we do maintain an appropriate cushion throughout the year to manage working capital needs. This ensures we are not frequently drawing on our revolving credit facility.

Certain of our regulated subsidiaries are required to hold cash balances to meet minimum capital requirements for our investment management products. As of 9/30/22, cash held to meet these requirements was less than $50 million in aggregate.

Regulation

5.	With the UK FCA increasing their scrutiny of the pricing of ESG data and analytics offerings, what would be the main implications for Morningstar Sustainalytics in a scenario where regulatory scrutiny increases around ESG pricing structures?

The UK and EU regulatory frameworks for ESG data product and ESG rating providers are in early stages of development. Adoption of regulations applicable to ESG data product and rating providers that mirror the existing regulatory requirements on credit rating agencies with respect to pricing, including creation of cost-based pricing policies and practices that are not discriminatory, would impose additional compliance costs on Morningstar Sustainalytics. That said, it is difficult to accurately predict the scope and impact of potential future regulations on ESG data product and ESG rating providers at this time.

6.	In a scenario where index providers could be regulated as investment advisory companies by the SEC, what would be the main implications for Morningstar from an operational and strategic perspective?

In a scenario where the SEC regulates index providers as investment advisory companies, we do not anticipate a material impact on our index business. Morningstar currently operates three SEC registered investment advisors as well as DBRS Morningstar, which is registered with the SEC as a Nationally Recognized Statistical Rating Organization, so we have substantial experience operating within a regulated environment in the United States. Furthermore, Morningstar’s index business is currently regulated in the EU and the UK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: January 24, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer